UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2011

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

(Exact name of registrant as specified in Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-31355 (Commission File No.)	81-0438093 (IRS Employee Identification No.)

9300 Shelbyville Road, Suite 1000
Louisville, Kentucky 40222

(Address of Principal Executive Offices)

502-657-3500

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        The Beacon Enterprise Solutions Group, Inc. (the “Company”) has offered in a private placement 350 units (the "Series C-1 Units"), to two existing shareholders, at a purchase price of $1,500 per Series C-1 Unit. A Series C-1 Unit comprised of (i) one (1) share of $1,500 Stated Value Series C-1 Convertible Preferred Stock (with each share having 130% nonparticipating liquidation preference, bearing dividends at a rate of 6% per annum payable quarterly in cash or additional Preferred Stock at the holder’s option and convertible at the holder’s discretion into 2,000 shares of the Company’s Common Stock, and (ii) a five (5) year warrant to purchase 1,000 shares of its Common Stock (each, an "Investor Warrant") at a purchase price of $0.75 per share (collectively the "Series C-1 Offering").

        In connection with the Series C-1 Offering, the Company has agreed to pay an advisor a cash fee of 10% of the gross proceeds of sales of Series C-1 Units by that advisor and issue warrants to purchase the number of shares of Common Stock equal to 10% of the aggregate number of shares of Common Stock issuable upon conversion of the shares of Series C-1 Preferred Stock and exercise of Investor Warrants underlying such Series C-1 Units.

         As of April 5, 2011, the Company had completed the sale of 175 Series C-1 Units for an aggregate purchase price of $262,500 to an existing common shareholder. The effective time of the amendment to the Certificate of Designation occurred on March 25, 2011.

        This report is neither an offer to purchase nor a solicitation of an offer to sell securities. The securities offered have not been registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

Item 3.02 Unregistered Sales of Equity Securities.

        As noted above, as of April 5, 2011, the Company had completed the sale of 175 Series C-1 Units for an aggregate purchase price of $262,500.

        The Investor Warrants each have a five year exercise period and an exercise price of $0.75 per share of the Company's Common Stock, payable in cash on the exercise date. The exercise price is subject to adjustment upon certain occurrences specified in the Investor Warrants. The shares of Series C-1 Preferred Stock have terms similar to those of the shares of Series A, A-1 and B Preferred Stock, respectively but are junior to those shares with respect to dividend rights and liquidation preferences. The Company has used the proceeds of the closing for working capital.

        The Company is relying on an exemption from registration provided under Section 4(2) of the Securities Act for the issuance of the Investor Warrants and shares of its Series C-1 Preferred Stock, which exemption the Company believes is available because the securities were not offered pursuant to a general solicitation and the status of the purchasers of the shares as "accredited investors" as defined in Regulation D under the Securities Act. This report is neither an offer to purchase nor a solicitation of an offer to sell securities. The securities offered have not been registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

Item 3.03 Material Modification to Rights of Security holders.

        As of April 5, 2011, the Company issued the Investor Warrants and the Series C-1 Preferred Stock described in Item 1.01, above. Following such issuance, the Company's ability to pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Common Stock is subject to certain restrictions in the event that the Company does not pay in full or declare and set aside for payment full dividends or liquidation preferences on the Series C-1 Preferred Stock. These restrictions are set forth in the Amended and Restated Certificate of Designation filed with the Secretary of State of the State of Nevada on March 25, 2011.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

        In connection with the Private Placement described above, the Board of Directors authorized the designation of a new series of preferred stock, the Series C Preferred Stock, out of its available "blank check preferred stock" and authorized the issuance of up to 4,000 shares of such Series C Preferred Stock. The Company filed a Certificate of Designation with the Secretary of State of the State of Nevada on March 25, 2011.

        Under the Certificate of Designation, each shares of Series C Preferred Stock has various rights, privileges and preferences, including: (i) a stated value of $1,500; (ii) dividends of 6% on the stated value payable in cash annually or as a stock dividend in additional Beacon preferred shares; (iii) conversion into 2,000 shares of common stock (subject to adjustments) at the option of the holder; (iv) a liquidation preference equal to the sum of 130% of the stated value and all accrued but unpaid dividends; and (v) a premium upon a change of control transaction equal to the liquidation preference in addition to the amounts payable on the common shares into which the share of Series C Preferred Stock is convertible.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
Date: April 5, 2011	By:	/s/ Michael Grendi
Michael Grendi, Chief Financial Officer